SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Fresh Brands, Inc.

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FRESH BRANDS, INC. 2215 Union Avenue Sheboygan, Wisconsin 53081 NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2004

Dear Shareholder:

We invite you to attend our 2004 annual meeting of shareholders on May 26, 2004 at 3:00 P.M. at the John Michael Kohler Arts Center, located at 608 New York Avenue, Sheboygan, Wisconsin. As we describe in our accompanying proxy statement, if you held shares of our common stock on March 23, 2004, you will be entitled to vote at the annual meeting on the election of two directors and any other business that may properly come before our annual meeting.

We have enclosed a proxy card and our 2003 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend our annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you like.

Thank you for your continued support. We look forward to seeing you at our annual meeting.

Sincerely, FRESH BRANDS, INC.

John H. Dahly Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Sheboygan, Wisconsin

April 26, 2004

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

Q:	Why did I receive this proxy statement?

Our board of directors has sent you this proxy statement starting on or about April 26, 2004 to ask for your vote, as a Fresh Brands shareholder, on one matter to be voted on at our upcoming annual shareholders’ meeting.

Q:	What am I voting on?

You will vote on the election of two directors. Our board of directors is not aware of any other matter that will be presented for your vote at the annual meeting.

Q:	Do I need to attend the annual meeting in order to vote?

No. You can vote either in person at the annual meeting or by completing and mailing the enclosed proxy card.

Q:	What happens if I sign and return my proxy card but do not mark my vote?

If you return a signed proxy card without indicating how you wish to vote, Walter G. Winding, III and Michael R. Houser, as proxies, will vote your shares to elect our nominees for directors.

Q:	What percentage of Fresh Brands’ votes do directors and officers beneficially own?

Approximately 7.7% of our shares in total, as of the record date, are beneficially owned by our directors and officers.

Q:	Who is entitled to vote?

You are entitled to vote at the annual meeting if you owned shares as of the close of business on the March 23, 2004 record date.

Q:	Who will count the votes?

American Stock Transfer & Trust Company, our transfer agent and registrar, will count the votes and act as inspector of elections at the annual meeting. The address for our transfer agent and registrar is 59 Maiden Lane, Plaza Level, New York, NY 10038.

Q:	How many shares of Fresh Brands’ stock are entitled to vote?

A total of 4,913,414 shares of common stock will be entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each matter submitted for shareholder consideration at the annual meeting.

Q:	What constitutes a quorum?

A “quorum” refers to the number of shares that must be in attendance at a meeting, in person or by proxy, to lawfully conduct business. A majority of the shares of our common stock entitled to be cast will represent a quorum. As a result, at least 2,456,708 shares must be present at the annual meeting before we can take action at the meeting.

Q:	What is the address and telephone number of Fresh Brands?

The address of our principal executive office is 2215 Union Avenue, Sheboygan, Wisconsin 53081. Our telephone number is (920) 457-4433.

Q:	Who are your largest shareholders?

Investors holding 5% or more of our outstanding common stock are:

1)	Franklin Resources, Inc. – 15.4%

2)	FMR Corp. – 10.4%

3)	Delphi Management, Inc. – 7.7%

4)	Fresh Brands Distributing, Inc. Retirement Savings Plan – 6.9%

Q:	What do I need to do now?

Just mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the annual meeting.

Q:	Can I revoke my proxy after it is returned?

Yes, you may revoke your proxy at any time before it is exercised by giving notice thereof to us in writing or in open meeting. If you have executed a proxy and attend the annual meeting, your presence at the annual meeting does not, in itself, revoke your proxy.

ELECTION OF DIRECTORS

At the annual meeting, our shareholders will elect two directors to hold office until our 2007 annual meeting. The Nominating Committee of our board of directors has recommended, and our board has nominated, Steven R. Barth and G. William Dietrich, each of whom currently serves as a shareholder-elected director, as the two directors to hold office until our 2007 annual meeting. Walter G. Winding, III and Michael R. Houser, as proxies, intend to vote for the election of both of these nominees. They will also vote for another person that our Nominating Committee may recommend and our board may nominate in the event that a nominee becomes unable to serve as a director before the annual meeting.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast. This means that the nominees receiving the largest number of votes, even if less than a majority, will be elected as directors. Any shares that are not voted, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

Our board of directors recommends a vote for Steven R. Barth and G. William Dietrich.

The tables set forth below list certain information about our board of directors and the board committees on which our directors serve, as well as how many times the board and each committee met in 2003.

Class III – Nominees for Election at the Annual Meeting

	Board	Nominating Committee	Audit Committee	Compensation Committee	Stock Option Committee	Strategic Planning Committee	Corporate Governance Committee

Steven R. Barth (45), a director since 1998; Partner in the law firm of Foley & Lardner LLP(2)(4)	✓	✓		✓		✓	✓ (1)

G. William (“Bill”) Dietrich (58), a director since 2001; former President and Chief Executive Officer of Onyx North America Corp. – a provider of a variety of environmental services, including waste collection, transfer, recycling and disposal services(2)	✓	✓	✓	✓	✓	✓	✓

Class I – Director Whose Term Expires in 2005

	Board	Nominating Committee	Audit Committee	Compensation Committee	Stock Option Committee	Strategic Planning Committee	Corporate Governance Committee

R. Bruce Grover (68), a director since 1989; President and Chief Executive Officer of VPI, LLC – a manufacturer of solid vinyl floor products, custom extruded sheets and sound barrier materials for automotive applications(2)(4)	✓	✓	✓	✓ (1)	✓ (1)	✓	✓

Class II – Directors Whose Terms Expire in 2006

	Board	Nominating Committee	Audit Committee	Compensation Committee	Stock Option Committee	Strategic Planning Committee	Corporate Governance Committee

Michael R. Houser (52), a director since 1992; Vice Chairman of the Board, Executive Vice President and Chief Marketing Officer(3) (4)	✓					✓

Bruce J. Olson (54), a director since 1999; Group Vice President and a director of The Marcus Corporation – owner and operator of limited service lodging inns, hotels, resorts and movie theatres(2)(4)	✓	✓		✓	✓	✓	✓

Walter G. Winding, III (62), a director since 1999; Chairman of the Board; owner and Chief Executive Officer of Winding and Company – a business consulting firm(2)(4)	✓ (1)	✓ (1)	✓ (1)	✓		✓ (1)	✓

Meetings held in 2003	6	1	4	2	2	4	1

(1)	Denotes Chairman.
(2)	Independent director, as defined by the Nasdaq rules applicable to directors generally.
(3)	Because we operate as a holding company, Mr. Houser is also a director and officer of certain of our subsidiaries.
(4)	Attended at least 75% of the meetings of the board and the committees on which he served.

All of our directors have held the positions indicated on the preceding charts for at least the last five years, except that:

•	Michael R. Houser became our Chief Marketing Officer in May 2000 and became our Vice Chairman of the Board in December 2000.

•	Walter G. Winding, III, who serves as our independent Chairman of the Board, has served as an independent director since 1999 and was elected Chairman of the Board in December 2000. Mr. Winding is, and has been for the past five years, the owner and Chief Executive Officer of Winding and Company, a business consulting firm based in Hartland, Wisconsin. Mr. Winding serves as a member of the boards of directors and advisory boards of several private companies.

The Nominating Committee

All of the members of our Nominating Committee are “independent directors,” as defined by the rules applicable to the members of the Committee. The Nominating Committee’s written charter is available free of charge at http://www.fresh-brands.com/Investorfame.html. The Nominating Committee’s principal functions include:

•	identifying and recommending to our board prospective candidates for board membership; and

•	selecting candidates for each of the board’s committees.

In identifying and evaluating nominees for director, the Nominating Committee seeks nominees that will ensure that the board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives. The Nominating Committee also seeks to ensure that the board consists of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. The Nominating Committee will consider all nominees recommended by shareholders. Shareholders may make such recommendations by writing to the chairman of the Nominating Committee, Walter G. Winding, III, Fresh Brands, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081.

The Nominating Committee evaluates each nominee on a case-by-case basis regardless of who recommended the nominee. In evaluating the qualifications of each candidate, the Nominating Committee takes into account all factors it considers appropriate. The Nominating Committee believes that nominees for director shall be generally selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties.

In addition to recommending director nominees to our Nominating Committee, shareholders can nominate director nominees for shareholder approval. Our bylaws provide for shareholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the bylaws) in writing to our secretary. The shareholder’s notice must contain information relating to the nominee which is required to be disclosed by our bylaws and the Securities Exchange Act of 1934.

The Audit Committee

All of the members of our Audit Committee are “independent directors,” as defined by the rules applicable to members of the Committee. G. William Dietrich is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee’s written charter is attached as Exhibit A and is available free of charge at http://www.fresh-brands.com/Investorfame.html. The Audit Committee’s principal functions include:

•	appointing, establishing the compensation for and overseeing our independent auditors;

•	reviewing annual audit plans with management and our independent auditors;

•	preapproving all audit and non-audit services provided by our independent auditors;

•	overseeing management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures and risk assessment and management;

•	reviewing areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors;

•	reviewing our policies as to officers’ conflicts of interest with management and our independent auditors;

•	evaluating the independence of our independent auditors;

•	reviewing, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and

•	receiving, retaining and addressing complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters.

The Compensation Committee

All of the members of our Compensation Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Compensation Committee’s written charter is available free of charge at http://www.fresh-brands.com/Investorfame.html. The Compensation Committee’s principal functions include:

•	evaluating and setting cash compensation levels for our officers;

•	reviewing and establishing the employee benefits we offer to our officers;

•	determining our officers’ annual bonuses; and

•	reviewing our compensation policies for board members who are not employees.

The Stock Option Committee

All of the members of our Stock Option Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Stock Option Committee’s written charter is available free of charge at http://www.fresh-brands.com/Investorfame.html. The Stock Option Committee’s principal functions include:

•	evaluating and granting stock options and other equity incentives to our directors, officers and other employees; and

•	administering our equity incentive plans.

The Strategic Planning Committee

The Strategic Planning Committee’s principal functions include:

•	working closely with our key management personnel to review the development and execution of our long- and short-term strategic goals and plans; and

•	reviewing the progress we have made toward attaining these goals and plans.

The Corporate Governance Committee

All of the members of our Corporate Governance Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Corporate Governance Committee’s written charter is available free of charge at http://www.fresh-brands.com/Investorfame.html. The Corporate Governance Committee’s principal functions include:

•	developing and maintaining our corporate governance policy guidelines;

•	developing and maintaining our Code of Conduct;

•	overseeing the interpretation and enforcement of our Code of Conduct; and

•	evaluating the performance of our board, its committees and committee chairmen and our directors.

Stock Ownership of Management and Others

The following table describes certain information, as of the record date, regarding the beneficial ownership of our common stock held by:

•	each person or entity that we know beneficially owns more than 5% of our common stock;

•	each of our directors and our executive officers who are named in the Summary Compensation Table under “Summary Compensation Information” below; and

•	all of our directors and named executive officers as a group.

We believe that, as of the record date, all of the people listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the accompanying footnotes.

Name of Individual or Entity	Shares	Percentage(1)
Franklin Resources, Inc.(2)	758,100	15.4%
FMR Corp.(3)	510,700	10.4%
Delphi Management, Inc.(4)	380,748	7.7%
Fresh Brands Distributing, Inc. Retirement Savings Plan(5)	338,343	6.9%
Michael R. Houser(6)	209,873	4.1%
Thomas J. Timler(7)	60,328	1.2%
Walter G. Winding, III(8)	52,933	1.1%
R. Bruce Grover(9)	26,140	*
G. William Dietrich(10)	23,619	*
Bruce J. Olson(11)	22,748	*
Steven R. Barth	5,875	*
Richard C. Taggart(12)	2,330	*
Elwood F. Winn(13)	1,000	*

All current directors and executive officers as a group (12 persons)(14)	404,846	7.7%

*	Indicates less than 1%
1)	For individuals who hold rights to acquire shares of stock upon exercise of stock options, the percentages reflect inclusion of certain of these shares as described in the footnotes below as well as the increase in the total number of shares of common stock outstanding that would result from their exercise of those options.
2)	We obtained the share amount listed from the Schedule 13G/A, dated February 14, 2002, filed with the SEC. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
3)	We obtained the share amount listed from the amended Schedule 13G/A, dated February 14, 2003, filed with the SEC. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
4)	We obtained the share amount listed from the Schedule 13G, dated February 3, 2004, filed with the SEC. The address of Delphi Management, Inc. is 50 Rowes Wharf #540, Boston, Massachusetts 02110.
5)	We obtained the share amount listed from the Schedule 13G/A, dated January 28, 2004, filed by the Fresh Brands Distributing, Inc. Retirement Savings Plan with the SEC. The listed shares were held by Marshall & Ilsley Trust Company (“M&I”), as trustee for the Fresh Brands Distributing, Inc. Retirement Savings Plan. Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan that are allocated to their accounts. A Plan Administrative Committee, consisting of Michael G. Isken, Nadine A. Becker and Wayne A. Wiertzema, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the Plan Administrative Committee is entitled to vote shares when participants have provided no voting instructions. The address of M&I is 770 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Plan Administrative Committee is c/o Fresh Brands, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081.
6)	The share amount listed includes (a) 34,348 shares allocated to Mr. Houser’s account in the Fresh Brands Distributing, Inc. Retirement Savings Plan as of January 3, 2004; (b) 163,030 shares covered by stock options that are exercisable within 60 days following the record date; and (c) 1,080 shares held as joint tenant with his wife.
7)	The share amount listed includes (a) 7,202 shares allocated to Mr. Timler’s account in the Fresh Brands Distributing, Inc. Retirement Savings Plan as of January 3, 2004; and (b) 52,010 shares covered by stock options that are exercisable within 60 days following the record date.

8)	The share amount listed includes (a) 45,000 shares which Mr. Winding can acquire by exercising stock options that are exercisable within 60 days following the record date; and (b) 3,346 shares held as joint tenant with his wife.
9)	The share amount listed includes 20,000 shares which Mr. Grover can acquire by exercising stock options that are exercisable within 60 days following the record date.
10)	The share amount listed includes 20,000 shares which Mr. Dietrich can acquire by exercising stock options that are exercisable within 60 days following the record date.
11)	The share amount listed includes 20,000 shares which Mr. Olson can acquire by exercising stock options that are exercisable within 60 days following the record date.
12)	Represents shares which Mr. Taggart can acquire by exercising stock options that are exercisable within 60 days following the record date.
13)	Mr. Winn was our President and Chief Executive Officer through November 2003.
14)	Two current executive officers, John H. Dahly and Louis E. Stinebaugh (who each joined us in December 2003) and S. Patric Plumley, our former Senior Vice President, Chief Financial Officer, Treasurer and Secretary, are not separately listed in this table because they do not own any shares of our stock or have any stock options exercisable within 60 days of the record date. The share amount listed includes 322,370 shares issuable under stock options that are exercisable within 60 days of the record date and 41,550 shares beneficially held by the named executive officers in the Fresh Brands Distributing, Inc. Retirement Savings Plan as of January 3, 2004.

AUDIT COMMITTEE REPORT

Our management is responsible for the company’s financial reporting process, including its system of internal controls and disclosure controls and procedures, and for the preparation of the company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to oversee, monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are neither employees of the company nor accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representations, including those in the certifications of the financial statements that have been filed with the Securities and Exchange Commission, that the company’s financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the report of the company’s independent auditors. Our discussions with management and the company’s independent auditors do not ensure that the company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the company’s independent auditors are in fact “independent.”

Our Audit Committee reviewed and discussed the company’s 2003 audited financial statements and KPMG’s reports on the company’s financial statements with KPMG and the company’s management. In connection with this review and discussion, our Audit Committee separately discussed with the company’s management and independent auditors the quality and adequacy of the company’s internal controls and disclosure controls and procedures. In addition, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors, prior to public release.

We also discussed with KPMG all communications required by Statement on Auditing Standards No. 61 (SAS 61), as amended by Statement on Auditing Standards No. 90. These statements require independent auditors to communicate to audit committees matters related to the conduct of the audit, including: (a) independent auditors’ responsibility under auditing standards generally accepted in the United States; (b) changes in or new significant accounting policies and transactions; (c) management judgments and accounting estimates; (d) quality of accounting principles; (e) uncorrected financial statement misstatements; (f) other information in documents containing audited financial statements; (g) disagreements with management; (h) consultation with other accountants; (i) major issues discussed with management prior to retention; (j) difficulties encountered in performing the audit; (k) confirmation of audit independence; and (l) fees from non-audit services. KPMG reported to us that, based on its audit procedures, it believed that the company’s internal controls are adequate and sufficient.

We also received a written report and a letter from KPMG disclosing all relationships between the company and KPMG. KPMG’s letter advised us that, in 2002 and 2003, it received from the company the fees summarized under the caption “Our Independent Auditors” below. KPMG discussed its letter with us and advised us that it did not believe its audit was impaired by its provision of non-audit related services. As a result, KPMG confirmed that, as of February 26, 2004, it was an independent accountant with respect to the company within the meaning of the Securities Act administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board. We considered whether KPMG’s provision of non-audit services was compatible with maintaining its independence with respect to the company.

Based on our discussions with management and KPMG, as well as our review of the representations of management and KPMG’s reports, we recommended to the Board of Directors that the company’s audited consolidated financial statements as of and for the year ending January 3, 2004 be included in the company’s Annual Report on Form 10-K for its fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission.

This report: (i) does not constitute soliciting material; (ii) shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent this report or the performance graphs are specifically incorporated; and (iii) shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Walter G. Winding, III, Chairman

G. William Dietrich

R. Bruce Grover

EXECUTIVE COMPENSATION

Our Compensation Committee of the Board of Directors evaluates and establishes the compensation of our executive officers. Our executive compensation program is designed to:

•	attract, retain and motivate key officers;

•	encourage a focus on strategic objectives which will result in superior current and long-term financial performance;

•	establish a strong link between officer compensation and the company’s financial performance;

•	link long-term incentives to increasing shareholder value; and

•	allow consideration of the positive or negative effects of extraordinary events on financial performance.

Our executive compensation package consists of four principal components: base salary, annual incentive bonus eligibility, annual stock option grants, and other supplemental compensation and employee benefits. We structure each individual component of the company’s executive compensation – as well as the company’s entire executive compensation package – in a manner that closely aligns the economic interests of our management with the economic interests of our shareholders. We do this by making a substantial part of the company’s executive compensation package dependent upon the company’s achievement of specific annual corporate financial performance objectives, and by tying our executives’ long-term compensation potential to future increases in the company’s stock price. We are firm believers in performance-based compensation and we believe that this philosophy is best implemented by linking a substantial portion of our officers’ compensation packages to the company’s financial performance. Additionally, by making stock option grants the principal long-term component of our executive compensation package, we believe we’ve directly linked our executives’ realization of benefits from these option grants to future increases in the intrinsic value of our company. At least conceptually, we believe that shareholder value should be driven principally by the company achieving its targeted financial performance goals.

The company did not meet its 2003 financial performance goals. As a result, none of our executive officers received an increase in his 2004 salary. In addition, none of our officers received an annual performance bonus for 2003. However, several of our officers received supplemental “loyalty” stipends related to their continued importance and loyalty to the company and their temporary assumption of additional duties and responsibilities due to temporary vacancies associated with the termination of our relationship with several of our officers, including our chief executive officer, chief financial officer and vice-president – retail operations.

Salary

Base salary is the largest portion of the cash compensation package received by each of our executives. However, consistent with our executive compensation philosophy, the other components of our executive compensation represent, in total, a significant portion of total potential compensation. By structuring our officers’ compensation in this manner, we establish a strong link between company performance and executive compensation because if the company does not achieve its targeted annual financial goals, then our executives will not receive a significant portion of their total potential compensation.

Each of our officers’ base salary is based principally on (i) relative position at the company; (ii) increases (if any) in duties and responsibilities; (iii) existing and anticipated ability to directly impact corporate performance; (iv) personal performance and leadership abilities; and (v) the company’s financial performance.

Annual Bonus

Each of our executive officers is eligible to receive an annual cash bonus equal to a preestablished percentage of his base salary. These eligibility percentages range from 20% to 50% of the executive’s base salary. Because we believe that the amount of annual bonuses should be directly linked to the company’s achievement of its annual financial performance targets (which, in turn, we believe should fundamentally translate into increased shareholder value), 80% of each executive’s potential bonus eligibility is dependent upon whether the company meets or exceeds our preestablished annual earnings per share before tax goal for that year. Generally, this portion of each executive’s potential bonus will not be paid unless the company’s earnings per share before tax target is met or exceeded. However, we may decide to pay some or all of this eligible bonus amount if we determine that the company’s earnings per share before tax target was not met as a result of extraordinary or unusual circumstances beyond the company’s control. Additionally, if the company substantially exceeds its earnings per share before tax target, we may decide to increase the amount of bonuses paid to some or all of our executives. The remaining potential 20% of each executive’s bonus eligibility is dependent upon whether other specific predetermined individual and company goals and objectives are met, as well as other subjective factors that we believe are appropriate. In addition to being eligible for an annual cash bonus, in June 2004, Louis Stinebaugh will be eligible to receive a one-time bonus of $50,000 if he and the company meet mutually agreed upon performance goals. This potential bonus arrangement was agreed to in order to incentivize Mr. Stinebaugh to join the company in December 2003.

Long-Term Incentives – Stock Options

Our Stock Option Committee, which includes all of the members of our Compensation Committee except Steven R. Barth and Walter G. Winding, III, annually grants stock options to our executives under our 1995 equity incentive plan. We use stock option grants to supplement the cash portion of our executive compensation package and to provide the long-term incentive compensation element of our executive compensation package. Since the value of stock options is inherently dependent upon the future market price appreciation of the company’s common stock, stock options will only provide our executive officers with economic value to the extent that the market price of the company’s common stock increases. Thus, we believe that these stock option grants help further align the economic interests of our executive officers with those of our shareholders. We have historically granted options at 100% of the fair market value of the company’s common stock on the date of grant, with a term not to exceed ten years and with vesting in increments of one-third on each of the first, second and third anniversaries of the grant date. Beginning with our stock options granted in 2003, shares acquired by the exercise of a stock option granted in 2003 and 2004 cannot be sold for one year unless the executive has reached the age of 60 prior to exercising the option. We believe that this holding period helps better align the interests of our executive officers and shareholders because our executive officers will only receive value from our options if our stock price appreciates and retains its value at least through the holding period.

Although not determinative, each executive officer’s relative salary serves as a base guideline for the number of shares subject to his annual option grant. We also concentrate the relative size of option grants on the officers who we believe will have the greatest impact upon the company’s future financial performance. In addition, we carefully analyze the total number of shares made subject to stock options granted each year to ensure that the goals of the 1995 equity incentive plan are realized without unnecessarily diluting our current shareholders. Finally, when determining the relative size of each officer’s stock option grant, our Stock Option Committee has broad discretion to consider a variety of other factors, including the factors listed below that influence the options that are granted, as well as other subjective factors.

Our Stock Option Committee based its 2003 stock option grants to each continuing officer principally on (i) relative position at the company; (ii) increases (if any) in duties and responsibilities; (iii) existing and anticipated ability to directly impact corporate performance; (iv) relative level of cash compensation; (v) seniority; (vi) prior levels of stock option grants; (vii) options then currently held; (viii) direct stock ownership; and (ix) the company’s 2003 financial performance. Each executive officer’s individual initiatives and achievements over the prior year also affected the level of each officer’s option grant. In addition, in order to incentivize Louis Stinebaugh to join the company in December 2003, on the day that he joined the company he received an option to purchase 75,000 shares of the company’s common stock.

We believe that our 1995 equity incentive plan has been adopted, and is being administered, in accordance with the requirements of Internal Revenue Code Section 162(m). Given the levels of compensation and benefits provided currently to our executive officers, we do not otherwise believe it is necessary to further conform or adjust our compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

Other Compensation

Our executive officers participate in the retirement savings plans that we provide for our employees. These plans allow us to make discretionary contributions as determined by our Board. In addition, the plans permit pretax employee contributions pursuant to Internal Revenue Code Section 401(k). We provide matching contributions to our employees’ pre-tax contributions to these plans.

We maintain an executive benefit restoration plan, which is a supplemental benefit pension plan intended to provide benefits otherwise denied to participants under one of our retirement savings plans by reason of limitations imposed by the Internal Revenue Code. The executive benefit restoration plan provides mandatory benefit accruals on pay in excess of the amount able to be recognized by a participant under the retirement savings plan for the year. The executive benefit restoration plan also allows eligible employees to defer receipt of some or all of his or her annual compensation on a pre-tax basis. We apply to the amounts in each eligible employee’s plan account an earnings credit based on the prime interest rate of a designated Milwaukee bank. The benefits payable under the executive benefit restoration plan will be paid out of our general corporate assets.

This report and the performance graphs included elsewhere in this proxy statement: (i) do not constitute soliciting material; (ii) shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent this report or the performance graphs are specifically incorporated; and (iii) shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:	By the Stock Option Committee:
R. Bruce Grover, Chairman	R. Bruce Grover, Chairman
G. William Dietrich	G. William Dietrich
Bruce J. Olson	Bruce J. Olson
Walter G. Winding, III
Steven R. Barth

Summary Compensation Information

The table below describes the compensation paid to our acting Chief Executive Officer, two other most highly compensated officers and two of our former officers.

Summary Compensation Table

Name and Principal Positions(1)	Fiscal Year	Annual Compensation				Shares Underlying Options Granted(2)	All Other Compensation(3)
		Salary		Bonus
Michael R. Houser Executive Vice President and Chief Marketing Officer	2003 2002 2001	$ $ $	275,000 275,000 250,000	$ $ $	0 0 107,000	26,000 35,000 75,000	$ $ $	7,497 21,100 48,523

Thomas J. Timler Vice President and Chief Information Officer of Fresh Brands Distributing, Inc.	2003 2002 2001	$ $ $	115,000 115,000 110,000	$ $ $	0 28,000	5,000 8,000 12,000	$ $ $	3,599 8,535 16,199

Richard C. Taggart(4) President and CEO of Dick’s Supermarkets, Inc.	2003 2002 2001	$ $ $	110,000 100,000 52,000	$ $ $	0 0 16,000	3,000 2,000 0	$ $ $	3,223 4,987 7,510

Elwood F. Winn(5) Former President and Chief Executive Officer	2003 2002 2001	$ $ $	276,923 320,000 275,000	$ $ $	0 0 118,000	31,000 38,000 100,000	$ $ $	44,791 42,511 58,822	(6)

S. Patric Plumley(7) Former Senior Vice President and Chief Financial Officer	2003		$135,385		$0	25,000		$9,084	(8)

1)	On December 15, 2003, John H. Dahly became our Executive Vice President, Chief Financial Officer, Treasurer and Secretary and Louis E. Stinebaugh became our Executive Vice President – Operations. Mr. Dahly’s annual salary is $220,000 and Mr. Stinebaugh’s annual salary is $250,000. On December 15, 2003, as an inducement to accept our employment offer, his first day as our employee, Mr. Stinebaugh was granted an option to purchase 75,000 shares of our stock at a per share exercise price equal to the fair market value of our common stock on that date. In June 2004, Mr. Stinebaugh will be eligible to receive a one-time bonus of $50,000 if he and the company meet mutually agreed upon performance goals.
2)	Granted at the fair market value of our common stock on the date of grant. See footnote (1) to the table set forth under “Stock Options—Option Grants In 2003” below for additional information.
3)	For Messrs. Houser and Winn amounts set forth for 2003 under this column represent: (a) benefit accruals of $1,500 and $0, respectively, under our Executive Benefit Restoration Plan; and (b) our contributions of $5,997 and $1,714, respectively, under the Fresh Brands Distributing, Inc. retirement savings plan. For all other officers, the amounts represent our contributions to the Fresh Brands Distributing, Inc. or Dick’s Supermarkets, Inc. retirement savings plan. See “Severance and Change in Control Arrangements” below with respect to certain severance arrangements between us and certain named executive officers in the event that we experience a “change of control.”
4)	Mr. Taggart joined us in connection with our acquisition of Dick’s Supermarkets, Inc. in June 2001.
5)	Mr. Winn was our President and Chief Executive Officer from December 2000 through November 2003. His 2003 annual salary was $320,000.
6)	For Mr. Winn, the amount set forth in 2003 includes $43,077 paid in connection with the termination of his relationship with us. In 2004, we will pay Mr. Winn an additional $36,923 in connection with the termination of his relationship with us. In exchange for the payments to Mr. Winn, which equal three months of his salary, we received, among other things, a noncompetition and confidentiality agreement.
7)	Mr. Plumley was our Senior Vice President, Chief Financial Officer, Treasurer and Secretary from January 2003 through September 2003. His 2003 annual salary was $200,000.
8)	For Mr. Plumley, the amount set forth in 2003 includes $7,692, or two weeks of his salary, paid in connection with the termination of his relationship with us.

Stock Options

We have two stock option plans: our 1995 equity incentive plan and our 2001 nonemployee director stock option plan. Our 1995 plan allows us to make grants to our executive officers and other employees and our 2001 plan provides for annual automatic grants of options to our directors who are not our employees. The following table lists the option grants under the 1995 plan that we made during 2003, as well as certain other information relating to those grants.

Option Grants In 2003

Name	Shares Underlying Options Granted(1)	Percentage of Total Options Granted to All Employees in 2003(2)	Exercise Price (Per Share)(3)	Expiration Date	Grant Date Present Value(4)
Michael R. Houser	26,000	13.20%	$14.85	January 28, 2013	$111,020
Thomas J. Timler	5,000	2.54%	$14.85	January 28, 2013	$21,350
Richard C. Taggart	3,000	1.52%	$14.85	January 28, 2013	$12,810
Elwood F. Winn	31,000	15.74%	$14.85	January 28, 2013	$132,370
S. Patric Plumley	25,000	12.69%	$14.85	January 28, 2013	$106,750

All Officers(2)	175,000	87.94%
Non-Officer Employees(2)	24,000	12.06%

1)	The options reflected in the table are nonqualified stock options under the Internal Revenue Code. All options granted during fiscal 2003 were granted on January 28, 2003, except for (a) the options granted to certain of our directors under our 2001 nonemployee director stock option plan, which were granted on January 3, 2004; (b) an option granted to John C. Rocker on February 17, 2003, his first day as our employee; and (c) an option granted to Louis E. Stinebaugh, our new Executive Vice President – Operations, on December 15, 2003, his first day as our employee. The exercise price of each option granted during 2003 was equal to 100% of the fair market value of our common stock on the date of grant, as determined by our Stock Option Committee. Beginning with our stock options granted in 2003, shares acquired by the exercise of a stock option grant under the 1995 plan cannot be sold for one year unless the executive has reached the age of 60 prior to exercising the option. These options become exercisable in increments of one-third on each of the first, second and third anniversaries of the grant date; provided, however, that no options may be exercised more than ten years after the date of grant. These options are subject to early vesting in the event of the optionee’s death, disability or retirement. Under the stock option agreements evidencing these options, upon a “change of control” (as defined in such stock option agreements), all options then outstanding will become immediately exercisable in full for the remainder of their term and each optionee will have the right, for a period of 30 days, to require us to purchase his outstanding options for cash at an aggregate “acceleration price” for all shares of common stock then subject to such options, provided that at least six months has elapsed since the grant date.
2)	All calculations exclude the options granted under our 2001 nonemployee director stock option plan and include options granted to officers of our subsidiaries.
3)	The exercise price of options may be paid in cash, by delivering previously issued shares of common stock or any combination thereof.
4)	The option values presented are based on the Black-Scholes pricing model, adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of our common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury bond rate of 3.56%; (b) stock price volatility of 30.08% (based on 36-month stock price history ending January 31, 2004); and (c) a dividend yield of 2.35%.

None of our listed officers exercised stock options during 2003. Set forth below is certain information about the number and value of unexercised stock options held by the listed officers as of the end of fiscal 2003.

2003 Year-End Value Table

	Number of Shares Underlying Options at End of Fiscal 2003		Value of Unexercised In-the-Money Options at End of Fiscal 2003(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael R. Houser	117,550	74,450	$0	$0
Thomas J. Timler	43,640	14,360	$0	$0
Richard C. Taggart	660	4,340	$0	$0
Elwood F. Winn	87,040	89,460	$0	$0
S. Patric Plumley	0	25,000	$0	$0

1)	Reflects the difference between the fair market value of the underlying shares of common stock at the end of fiscal 2003 and the various applicable exercise prices of the officers’ outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal 2003. The fair market value at the end of fiscal 2003 was $11.00, the closing sale price per share on January 2, 2004, the last trading day of our fiscal year.

Director Compensation

Our directors who are also employees or who work for entities that perform professional services for us receive no additional compensation for serving on our board or its committees. In 2003, our qualifying outside directors, including our Chairman of the Board, received:

•	an annual cash retainer of $12,000;

•	$1,000 for each board meeting attended and $500 for each committee meeting attended that was not held in conjunction with a board meeting;

•	an annual 5,000 share stock option grant on the last day of our fiscal year; and

•	an annual grant of the number of our shares valued at $6,000 (taking into account a 10% discount for the applicable restrictions on transfer of such shares under the securities laws).

In addition, in 2003 the chairmen of our audit and compensation committees received additional annual cash retainers of $12,000 and the chairmen of our other board committees received annual cash retainers of $2,000.

In 2003, Walter G. Winding, III, our Chairman of the Board, who is a non-employee director, received the compensation paid to our qualifying outside directors, the retainers paid for his services as the chairman of several of our board committees and the following additional compensation for his services as our independent Chairman of the Board:

•	an annual cash retainer of $60,000; and

•	a one-time supplemental cash retainer of $75,000 due to his temporary assumption of additional duties and responsibilities due to the termination of several of our officers, including our Chief Executive Officer, Chief Financial Officer and Vice President – Retail Operations.

In addition, our Chairman of the Board may participate in our various health and medical plans if he pays all premiums for such plans. For 2004, Mr. Winding’s annual retainer was increased to $120,000, $100,000 of which will be paid in cash and $20,000 of which was paid in company stock on January 5, 2004. This increased annual retainer is intended to compensate Mr. Winding for additional duties and responsibilities undertaken during our search for a new chief executive officer. Our compensation committee and board may revisit the amount of Mr. Winding’s annual retainer after we hire our new chief executive officer.

Change of Control Arrangements

We have change of control agreements with each of Walter G. Winding, III, Michael R. Houser, John H. Dahly, Louis E. Stinebaugh and Thomas J. Timler. Each of these agreements provides that, following a “change of control” of us (as defined in the agreements), such officer will be employed in the same position performing equivalent duties at the same location as immediately prior to the change of control for a length of time set forth in the agreement (three years in the case of Messrs. Winding, Houser, Dahly and Stinebaugh and two years in the case of Mr. Timler). During the employment period, each such officer would be entitled to receive a salary (or, in the case of Mr. Winding, all amounts paid to him, including Chairman of the Board fees, board committee chair fees and other outside director fees) equal to his annual compensation rate in effect at the date of the change of control (subject to increase by the Compensation Committee) and inclusion in benefit plans available to employees of comparable status.

If, at any time during the employment period, the officer’s employment is terminated other than for “cause” (as defined in the agreements) or for the officer’s disability, or if the officer’s duties are changed substantially without his written consent, and the officer terminates his employment as a result, the officer would be entitled to receive:

•	a lump sum payment equal to (a) the sum of (i) the officer’s annual base salary at the time of the change of control and (ii) the greater of his most recent annual bonus or the average of his three most recent bonuses at the time of the change of control multiplied by (b) the number of years set forth in the employment agreement (three in the case of Messrs. Winding, Houser, Dahly and Stinebaugh and two in the case of Mr. Timler);

•	the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under our retirement plans applicable to the officer; and

•	along with his eligible dependents, coverage under medical benefit plans through the end of the employment period or, in the case of Messrs. Winding, Houser, Dahly and Stinebaugh, until the later of the end of the employment period or the officer’s sixty-fifth birthday.

The severance agreements with Messrs. Winding, Houser, Dahly and Stinebaugh also provide that if, at any time during the employment period, such executive is terminated due to disability, he will be entitled to receive these payments and benefits. Further, the severance agreements with Messrs. Winding, Houser, Dahly and Stinebaugh provide that if, during the sixty day period beginning one year after a change of control occurs, such executive officer elects to terminate his employment with us for any reason, he will be entitled to receive these payments and benefits.

The payments under these severance agreements may be subject to certain adverse tax consequences that (i) impose on executives an excise tax on total severance payments (which includes the value of certain non-cash benefits) received by them and (ii) limits our ability to deduct such payments for tax purposes. The severance agreements with Messrs. Winding, Houser, Dahly and Stinebaugh provide for cash payments to compensate them for the excise tax payments they would incur as a result of receiving payments under their agreements. The agreement with Mr. Timler limits the cash payment to an amount that ensures that these tax consequences do not apply.

Additionally, upon a “change of control:”

•	stock options granted to our executive officers will become fully exercisable; and

•	the optionee will have the right to require us to purchase his outstanding options for cash at an aggregate “acceleration price” for all shares of common stock subject to such options.

Compensation Committee and Interlocks and Insider Participation

Steven R. Barth, a member of our Compensation Committee, is a partner in the law firm of Foley & Lardner LLP. Foley has provided legal services to us for over 40 years. The fees paid to Foley during 2003 were well below 1% of the revenue of both us and Foley.

STOCK PERFORMANCE INFORMATION

The line graph appearing below compares the total return on our common stock during the last five years with the total return of:

•	companies in the Wilshire 5000 Index; and

•	companies in a peer group of food retailers and wholesalers which consists of: Arden Group, Inc., Marsh Supermarkets, Inc., Nash Finch Co., Supervalu Inc., Fleming Companies, Inc. and Spartan Stores, Inc.

Comparison of Five-Year Total Shareholder Returns

(on a dividend reinvested basis)

	1/2/99	1/1/00	12/30/00	12/29/01	12/28/02	1/3/04
Fresh Brands, Inc.	100.00	78.95	68.72	123.02	100.70	75.80
Wilshire 5000	100.00	123.56	110.13	98.04	77.59	102.14
Peer Group	100.00	75.04	60.96	103.43	62.67	100.23

OUR INDEPENDENT AUDITORS

KPMG LLP acted as our independent auditors in 2003. KPMG’s fees for the most recent two fiscal years are summarized in the following table:

	2003	2002
Audit Fees	$180,000	$325,000
Audit-Related Fees	—	18,000
Tax Fees	—	3,000
All Other Fees	—	—

Total Fees	$180,000	$346,000

Our audit committee charter requires our audit committee to pre-approve all fees paid to our independent auditors and in both 2002 and 2003 all fees were pre-approved by the audit committee.

Effective as of April 19, 2004, our Audit Committee dismissed KPMG as our independent auditing firm. During KPMG’s retention as our independent auditing firm, there were not any disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. Similarly, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K have occurred during the time that KPMG had been engaged as our independent auditing firm.

None of KPMG’s audit reports on our consolidated financial statements contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Effective as of April 21, 2004, our Audit Committee retained Deloitte & Touche as our independent auditing firm for our fiscal 2004. During the years ended December 28, 2002 and January 3, 2004 and through April 21, 2004, we did not, nor did anyone acting on our behalf, consult with Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any reportable events described under Items 304(a)(2)(ii) of Regulation S-K.

We expect that representatives of Deloitte will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to appropriate questions.

CERTAIN TRANSACTIONS

Steven R. Barth is a partner in the law firm of Foley & Lardner LLP. Foley has provided legal services to us for over 40 years. The fees paid to Foley during 2003 were well below 1% of the revenue of both us and Foley.

MISCELLANEOUS

We expect that the election of directors will be the only matter that will be presented for shareholder consideration at the annual meeting. Other matters may properly come before the annual meeting and the proxies named in the accompanying proxy will vote on them in accordance with their best judgment. We strongly encourage our directors to attend the annual meeting. Last year, all of our directors attended our annual meeting and we expect each of them to attend this year’s annual meeting.

You can write to our board of directors by sending a letter to Walter G. Winding, III, Chairman of the Board, Fresh Brands, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. Mr. Winding, our independent Chairman of the Board, reviews all such letters and, if he deems appropriate, discusses matters raised by such letters with other board members.

We will bear the cost of soliciting proxies, including reimbursing brokers and other holders of record for their reasonable expenses in communicating with the persons for whom they hold common stock. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other holders of record for their reasonable expenses in communicating with the persons for whom they hold common stock.

If you would like to receive a copy of our 2003 annual report on Form 10-K—without exhibits—please write to John H. Dahly, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, at 2215 Union Avenue, Sheboygan, Wisconsin 53081, and we will provide you with a copy free of charge.

If you wish to include a proposal in our proxy statement for the 2005 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward your proposal to our Secretary by January 12, 2005. If you submit a proposal after this date, your proposal will be considered untimely under our bylaws and we will not be required to present your proposal at the 2005 annual meeting. If the board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2005 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

Sincerely, FRESH BRANDS, INC.

John H. Dahly Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Sheboygan, Wisconsin

April 26, 2004

FRESH BRANDS, INC.

Amended and Restated Audit Committee Charter

Adopted:  February 26, 2004

This Amended and Restated Audit Committee Charter (“Charter”) is intended to assist the Audit Committee (“Committee”) of the Board of Directors (“Board”) of Fresh Brands, Inc. (“Company”) in carrying out its duties and responsibilities. This Charter is in addition to, and is not intended to change or interpret, any federal or state law or regulation, the rules of the Securities and Exchange Commission (“SEC”), Nasdaq’s listing standards, the Wisconsin Business Corporation Law, or the Company’s Articles of Incorporation or Bylaws. This Charter is not intended to, and does not, create any legal or fiduciary duties or responsibilities or form the basis for a breach of fiduciary duty or potential liability if not complied with. This Charter is subject to modification and interpretation by the Board.

A.	General Role.

The Committee shall perform the responsibilities required of it by Nasdaq, the SEC and other applicable laws, including assisting the Board’s oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements related to its financial statements; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) the retention, oversight and evaluation of the Company’s independent auditing firm.

B.	Members.

The Committee shall consist of at least three directors, one of whom shall be the Chairman, all of whom shall meet the independence and other requirements of the SEC, Nasdaq’s listing standards, other applicable laws and the Company’s Bylaws, except as otherwise determined by the Board in accordance with the requirements of the SEC, Nasdaq’s listing standards, other applicable laws and the Company’s Bylaws. Each member of the Committee must also be able to, as determined by the Board in its business judgment in accordance with Nasdaq’s listing standards, read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Company shall properly publicly disclose whether at least one Committee member is an “audit committee financial expert” in accordance with the requirements of the SEC and other applicable laws. Other than in his or her capacity as a member of the Committee, the Board or another committee thereof, no member of the Committee shall be allowed to, directly or indirectly, accept any consulting, advisory, or other compensatory fee from the Company, or otherwise be an affiliated person of the Company. Committee members may be removed in accordance with the Company’s Bylaws.

C.	Meetings.

Absent unusual circumstances, the Committee shall meet at least three times annually with, as appropriate, the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and the Company’s independent auditing firm, all in accordance with the Company’s Bylaws. In addition, special meetings shall be held as circumstances require as determined by the Committee’s Chairman or by any two other members of the Committee in accordance with the Company’s Bylaws. The Committee may invite to its meetings such other directors, members of Company management and such other persons or advisors as the Committee or its Chairman deems necessary or appropriate in order to carry out the Committee’s duties and responsibilities. The Committee, through its Chairman, shall report its activities to the Board at the Board meeting next following each Committee meeting so that the Board is kept fully informed of the Committee’s activities on a current basis. Minutes of each Committee meeting shall also be distributed to the Board as and when appropriate.

D.	Responsibilities.

1.	The Committee’s responsibilities with respect to overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements related to its financial statements; and (iii) the performance of the Company’s internal audit function shall include the following:

a.	To be well-informed about the Company’s quarterly and annual financial reports filed with the SEC, including the section thereof entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” by receiving, reviewing and discussing preliminary copies of all such reports with management and the Company’s independent auditing firm before they are filed with the SEC. The Committee should ask management and the Company’s independent auditing firm whether the other sections of each such report are consistent with the information reflected in the report’s financial statements. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

b.	To, before they are filed with the SEC, review and discuss with the Company’s chief executive officer and chief financial officer any certifications related to the Company’s financial statements or internal controls, including their certifications that: (i) to the best of their knowledge, (a) the Company’s quarterly and annual reports filed with the SEC fully comply with the requirements of the Securities Exchange Act of 1934; and (b) that the information contained in such reports fairly present, in all material respects, the financial condition and results of operations of the Company; and (ii) regarding the Company’s internal controls, including: (a) that it is management’s responsibility for establishing, maintaining and evaluating such controls; (b) that it is management’s duty to disclose any significant deficiencies in such controls and any fraud involving associates significantly involved with such controls to the Committee and the Company’s independent auditing firm; and (c) whether or not there were significant changes in such internal controls or in other factors that could significantly affect such controls. The Committee should also review and discuss with the Company’s chief executive officer and chief financial officer the procedures implemented and steps taken in connection with supporting and verifying the accuracy of such certifications. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

c.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, generally discuss with management the Company’s earnings press releases and earnings guidance and other forward-looking statements provided to the Company’s shareholders (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information). The Committee need not discuss in advance each earnings release or instance in which the Company provides forward-looking statements.

d.	The Committee shall review and discuss the Company’s annual audited financial statements with management and the Company’s independent auditing firm and shall further discuss with the independent auditing firm all matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

e.	The following are other general post-audit review considerations and guidelines:

•	The Committee should focus on the “quality” of the Company’s financial results and condition and the underlying accounting principles and practices used by the Company.

•	The Committee should obtain from the Company’s chief financial officer and/or chief accounting officer satisfactory explanations for all significant variances in the Company’s financial statements between fiscal years and quarterly periods.

•	The Committee should request and receive a satisfactory explanation from management and the Company’s independent auditing firm of changes in accounting standards or rules promulgated by the Public Company Accounting Oversight Board, FASB, SEC or other regulatory bodies that have or will have a material effect on the Company’s financial statements or accounting policies or practices.

•	The Committee should request and receive satisfactory explanations about the existence and substance of any significant accounting accruals, reserves or estimates made by management that have or will have a material impact on the Company’s financial statements. If any such accruals, reserves or estimates have changed materially from prior fiscal years or periods, the Committee should request and receive satisfactory explanations about the reasons for such changes and the likelihood of additional material changes in the future.

•	The Committee should meet in executive session, without management present, with the Company’s independent auditing firm to request its opinion on various matters, including the capabilities of the Company’s financial and accounting personnel, the adequacy of the Company’s internal controls and disclosure controls and procedures, and whether or not there were any disagreements between the Company’s auditing firm and the Company’s management about financial disclosures or accounting policies, practices or treatment. The Committee shall be responsible for resolving any such disagreements between the Company’s auditing firm and management.

•	During such executive sessions, the Committee may ask the independent auditing firm what its greatest concerns were in the course of the audit and if it believes anything else should be discussed with the Committee while not in the presence of management. Additional questions that the Committee may ask include the following:

•	If the independent auditing firm were solely responsible for the preparation of the Company’s financial statements, would the Company’s financial statements have been prepared differently than the manner selected by management? The Committee may inquire as to both material and nonmaterial differences. If the independent auditing firm would have done anything differently than management, a satisfactory explanation should be provided of management’s position and the independent auditing firm’s position.

•	If the independent auditing firm were an investor, would the firm be receiving the information from the Company in its financial statements and SEC reports essential to a proper understanding of the Company’s financial performance and condition for the reporting period?

•	Is the Company following the same internal audit procedures that would be followed if the auditing firm itself were the Company’s chief executive officer or chief financial officer? If not, what are the differences and why?

•	In such executive sessions, the Committee should also review the letter of management representations given to the independent auditing firm and inquire whether the auditing firm encountered any difficulties in obtaining the letter or any specific representations therein.

•	In such executive sessions, the Committee should also review with the Company’s independent auditing firm any difficulties the firm encountered in the course of its audit work, including any restrictions on the scope of its activities or on access to requested information.

f.	To, at least annually and otherwise when the Committee determines it to be necessary or appropriate, meet with the Company’s outside legal counsel, to discuss pending or threatened legal matters that may have a significant impact on the Company’s financial statements. The Committee should discuss with the Company’s management and the independent auditing firm the substance of any significant issues raised by the Company’s outside legal counsel concerning litigation, contingencies, claims or other assessments. The Committee should understand how such matters are reflected in the Company’s financial statements and SEC reports.

g.	To, at least annually, review and analyze with the Company’s chief executive officer, chief financial officer and/or its principal accounting officer and the Company’s independent auditing firm comparable public company financial reporting and accounting policies and practices that materially differ from those of the Company.

h.	To, at least annually, inquire with the Company’s chief executive officer, chief financial officer and principal accounting officer whether there are any significant tax matters that have been or might be reasonably disputed by the IRS or state tax agencies, and inquire as to the status of the Company’s related tax reserves and disclosures.

i.	To, on a timely basis, obtain and review all other reports by the Company’s independent auditing firm required by the SEC, Nasdaq or other applicable law, rule or requirement to be provided to the Committee, including reports to the Committee describing: (i) all critical accounting policies and practices used by the Company in its financial statements; (ii) alternative treatments within generally accepted accounting principles discussed with management, the effects of using or not using such treatments, and the auditor’s preferred treatment; and (iii) other material written communications with management, such as any management letter or schedule of unadjusted differences. The Committee shall discuss such reports with the Company’s chief executive officer, chief financial officer and/or its principal accounting officer and the Company’s independent auditing firm.

j.	To, at least annually, review with the Company’s chief executive officer, chief financial officer, principal accounting officer and the Company’s independent auditing firm the Company’s internal audit functions.

k.	To review management’s report on and assessment of the Company’s internal controls and disclosure controls and procedures to be included in the Company’s annual report to shareholders, as well as the report on, and attestation to, such management report by the Company’s independent auditing firm.

l.	To review all proposed changes to the Company’s disclosure controls and procedures and internal controls.

m.	To review the minutes of all of the meetings of the Company’s Disclosure Committee meetings.

n.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, review with the Company’s chief executive officer, chief financial officer and/or its principal accounting officer and the Company’s independent auditing firm the areas of financial risk that could have a material adverse effect on the Company’s results of operation or financial condition and the Company’s risk assessment and risk management policies.

o.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, review and confirm with the Company’s chief executive officer, chief financial officer and/or its principal accounting officer and the Company’s independent auditing firm that the Company’s (i) off-balance sheet transactions, arrangements, liabilities, obligations and commitments (including contingent obligations and commitments); (ii) other relationships with unconsolidated entities or related parties; and (iii) derivative transactions are all properly accounted for and disclosed in accordance with generally accepted accounting principles, the requirements of the SEC, Nasdaq’s listing standards and other applicable laws.

p.	To, from time to time as necessary or appropriate, review and approve or disapprove the terms and conditions of all proposed relationships and transactions between or involving the Company and any of its directors, executive officers and their related parties to ensure that all material terms and conditions thereof are not materially less favorable to the Company than could be obtained from independent third parties and are properly disclosed in the Company’s SEC reports or as otherwise legally required.

q.	To pre-approve any Company request to seek a second opinion on any significant accounting issue from an accounting or auditing firm other than the Company’s independent auditing firm.

r.	To annually make a recommendation to the Board whether or not the Company’s annual audited financial statements should be included in the Company’s Form 10-K report.

2.	The Committee’s responsibilities related to the retention, oversight and evaluation of the Company’s independent auditing firm shall include the following:

a.	To, at least annually, review with the Company’s chief executive officer, chief financial officer and/or its principal accounting officer the Company’s annual audit plans.

b.	To annually retain the Company’s independent auditing firm on terms (including fees) approved by the Committee and to preapprove of all audit services to be provided by the auditing firm. The Committee shall make it clear to the auditing firm that the Committee retains the auditing firm; that the auditing firm shall report directly to the Committee; and that the Committee shall resolve any disagreements that may arise between the auditing firm and management on financial disclosure or accounting policies, practices and treatment. Factors to be considered in selecting or retaining an independent public accounting firm to serve as the Company’s independent auditing firm shall include, without limitation, the following:

•	Opinions by appropriate management personnel, particularly the Company’s chief financial officer and principal accounting officer, on the capabilities, resources and performance of the firm.

•	The firm’s proposed audit fee and, if applicable, satisfactory explanations for any material fee changes from prior years.

•	The expected level of personal participation by the firm’s partner designated to be primarily responsible for the Company’s account and other auditing firm management and supervisory personnel in the audit examination of the Company, and the mix of skills and experience of the auditing firm’s staff and its staff rotation policy with respect to the Company.

•	If a new public accounting firm is being considered, the report of the firm’s latest peer review conducted pursuant to a professional quality control program and any significant litigation problems or disciplinary actions or sanctions by the SEC, FASB, Public Company Accounting Oversight Board, AICPA, state licensing authorities or others.

•	If a new public accounting firm is being considered, the proposed firm’s credentials, capabilities, reputation and a list of its representative clients in the same geographical area and in the same industries.

•	If a new public accounting firm is being considered, the steps planned to ensure a smooth and effective transition.

c.

Other than with respect to certain “de minimis” non-audit services, to pre-approve all engagements of the Company’s independent auditing firm to perform any non-audit related services for or on behalf of the Company (except as legally prohibited below). However, the Committee shall not in any event approve the provision by the Company’s independent auditing firm of any of the following legally prohibited non-audit services: (i) bookkeeping or other services related to the Company’s accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions and contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resources functions; (vii) broker-dealer, investment advisor or investment banking services; (viii) legal and expert services unrelated to the audit; or (ix) any other service that is prohibited by the Public Company Accounting Oversight Board. “De minimis” non-audit services which do not require Committee preapproval shall mean those non-

audit services for which the aggregate fees constitute no more than 5% of the total amount of fees paid by the Company to the auditing firm during the fiscal year in which such non-audit services are provided, as long as: (A) such de minimis non-audit services were not recognized by the Company at the time of the engagement of the auditing firm for that year; (B) the provision of such de minimis non-audit services is promptly brought to the attention of the Committee; and (C) such de minimis non-audit services are approved by the Committee prior to the completion of that year’s audit. Approval by the Committee of any non-audit service to be performed by the Company’s auditing firm shall be publicly disclosed by the Company in accordance with the requirements of the SEC, Nasdaq’s listing standards and applicable law. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

d.	To, at least annually, obtain and review a report by the Company’s independent auditing firm describing all relationships between the independent auditing firm and the Company and confirming that the auditing firm is independent from the Company within the meaning of the Securities Act of 1933, as amended, and within the requirements of the Independence Standards Board, to discuss such reports with the independent auditing firm and to take appropriate action to satisfy the Committee of the independence of the Company’s independent auditing firm.

e.	To, at least annually, obtain and review a report by the independent auditing firm describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, and of any material inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

f.	To, at least annually, evaluate the performance of the Company’s independent auditing firm and, if determined necessary or appropriate, to replace the firm.

3.	The Committee’s other responsibilities shall include the following:

a.	To establish clear hiring policies for employees or former employees of the Company’s independent auditing firm consistent with the requirements of the SEC, Nasdaq’s listing standards and other legal requirements. In accordance with applicable law, the Company’s independent auditing firm may not perform any audit services for the Company if the Company’s chief executive officer, chief financial officer, principal accounting officer, controller or any other associate serving in an equivalent position was employed by the auditing firm and participated in the audit of the Company within the one-year period preceding the initiation of the audit.

b.	To develop and communicate procedures to receive, retain and address complaints regarding financial disclosure or accounting and auditing matters, including employees’ confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters. These procedures may be or include those included in the Company’s Code of Conduct. At least annually, the Committee shall review such procedures to ensure their effectiveness and their compliance with all applicable Nasdaq listing standards, SEC rules and other legal requirements, and take such actions as the Committee shall deem necessary or appropriate.

c.	To, on an annual basis, prepare and approve the Audit Committee report required by the rules of the SEC to be included in the Company’s proxy statement for its annual meeting of shareholders.

d.	To, from time to time, if the Committee determines it to be necessary or appropriate, conduct such reviews, investigations and surveys as the Committee may consider necessary or appropriate in the exercise of its duties and responsibilities.

E.	Unrestricted Committee Communications.

The Committee shall have unrestricted lines of communication with the Company’s chief executive officer, chief financial officer, principal accounting officer, independent auditors and outside legal counsel at all times. The Committee may also, as it deems necessary or appropriate, obtain advice and assistance from independent legal, accounting or other advisors, which advisors shall be paid for by the Company.

F.	Annual Review of Charter.

The Committee shall, at least annually, review and reassess the adequacy of this Charter and, if determined necessary or appropriate, make recommendations to the Board. During this review process, the Committee may seek the input of the Company’s independent auditing firm, chief executive officer, chief financial officer, chief accounting officer, outside legal counsel and/or other experts or advisors with regard to the adequacy of this Charter and the necessity or desirability of any amendments.

G.	Annual Performance Review.

The Committee shall, at least annually, be subject to a performance evaluation by the Board’s Corporate Governance Committee in accordance with the Company’s Corporate Governance Policy Guidelines.

ANNUAL MEETING OF SHAREHOLDERS OF

FRESH BRANDS, INC.

May 26, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  |X|

1. Election of Directors	NOMINEES:	2. In their discretion, upon such other business as may properly come before the meeting or at any adjournment thereof.
[ ] FOR ALL NOMINEES	( ) Steven R. Barth ( ) G. William Dietrich	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted:
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES
[ ] FOR ALL EXCEPT (See instructions below)		• FOR the two specified director nominees; and
• On such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), Mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •
    The undersigned hereby acknowledges receipt of the Notice of
Annual Meeting and accompanying Proxy Statement relating to the
Company's 2004 Annual Meeting of Shareholders and the Company's
2003 Annual Report.

To change the address on your account, please check the box
at right and indicate your new address in the address space    [   ]
above. Please note that changes to the registered name(s)
on the account may not be submitted via this method.
Signature of Shareholder _____________________________ Date __________		Signature of Shareholder _____________________________ Date __________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FRESH BRANDS, INC.

2004 ANNUAL MEETING OF SHAREHOLDERS – MAY 26, 2004 PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Walter G. Winding, III and Michael R. Houser, and each or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Fresh Brands, Inc. held of record by the undersigned on March 23, 2004 at the 2004 annual meeting of shareholders scheduled to be held on May 26, 2004 and any adjournment thereof.

(Continued and to be signed on the reverse side)